UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2007

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 31, 2007, we acquired the adhesives and resins business of Orica Limited in Australia and New Zealand. We paid a purchase price, not including transaction fees and expenses, of approximately $60 million. The purchase price is subject to certain post-closing adjustments based on the amount of working capital as of the closing date. This acquisition and the related transaction fees and expenses were financed through borrowings by our Australian subsidiary.

A copy of the news release announcing the completion of the acquisition is included as Exhibit 99 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

As permitted by Item 9.01(a)(4) of Form 8-K, we will file the financial statements required by this item pursuant to an amendment to this Current Report not later than seventy-one calendar days after the date that this Current Report must be filed.

(b) Pro Forma Financial Information

As permitted by Item 9.01(b)(2) of Form 8-K, we will file the pro forma financial information required by this item pursuant to an amendment to this Current Report not later than seventy-one calendar days after the date that this Current Report must be filed.

(d) Exhibits

Exhibit 99	News Release dated January 31, 2007 announcing the completion of the acquisition of Orica Limited’s adhesives and resins business in Australia and New Zealand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.

Date: February 6, 2007	By:	/s/ William H. Carter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99	News Release dated January 31, 2007 announcing the completion of the acquisition of Orica Limited’s adhesives and resins business in Australia and New Zealand.